UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16th, 2005

Commission File No. 000-25553

Amersin Life Sciences Corporation

(Exact name of registrant as specified in its charter)

NEVADA	88-0419476
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

410 Park Avenue, 15th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 881-2891

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	Disposition of Assets

Further to Form 8-K filed with the Securities and Exchange Commission on September 16th, 2005; in accordance with the terms of the original acquisition agreement, the company has elected to terminate it’s participation in the Hubei Tongji Benda Ebei Pharmaceutical Co. Ltd. joint venture in Hubei Province, China.

a.)

The three parties to the original transaction reached a formal agreement on October 16th, 2005 in Wuhan city, Hubei Province, China.

b.)

The subject of the agreement is the company’s 60% interest in the Hubei Tongji Ebei Pharmaceutical Co. Ltd. joint venture, a pharmaceutical production facility and production licenses located in Hubei province, China.

c.)

The interest was originally acquired from Hubei Benda Science and Technology Company, a private Chinese corporate entity controlled by the minority partners in the joint venture: Wan Yi Qing and Xu Wei.  The company’s interest will be returned to Hubei Benda Science and Technology Company.

d.)

Under the terms of the termination agreement, Hubei Benda Science and Technology Company will pay to the company US$220,000 and return 1.6 million common shares representing the total sum paid to date for the Company’s interest in the Joint Venture.  The 1.6 million shares will be returned to treasury within several weeks.  The $220,000 will be repaid to the Company on or before six months following the signing of the formal termination agreement on October 16th, 2005.  The Company has agreed to contribute $10,000 to the costs associated with restructuring the joint venture in China subject to payment of the $220,000 on or before the date specified.  The Company has not undertaken any contingent guarantees with respect to the joint venture’s debt or other obligations and, under the terms of the termination agreement, is released from all obligation to complete payment with respect to the purchase price or to provide additional working capital.

Under the terms of the termination agreement, and in accordance with preliminary discussions following the Company’s notice to the other parties that it did not intend to proceed, the effective date of termination is May 1st, the beginning of the Company’s second quarter.  Accordingly, consolidated statements of operations were not included in the financial statements included with the Company’s second quarter filing.  It is anticipated that the Company’s financial statements for the third quarter will show $220,000 as receivable from Benda in place of the $220,000 currently reported as an investment.

A copy of the news release regarding the termination agreement is included herein as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amersin Life Sciences Corporation (Registrant)

By:	/s/ H. Y. (Reid) Li
H. Y. (Reid) Li
President and Chief Executive Officer

Date: October 20th, 2005

EXHIBIT 99.1 – Copy of News Release

Amersin enters into Termination agreement with Chinese joint venture partner

New York, October 20th, 2005 – PRIMEZONE - Amersin Life Science Corporation (OTCBB: AMLS) announced today that it has reached a termination agreement and will be disposing of its interest in the Hubei Tongji Benda Ebei Pharmaceutical Co. Ltd. joint venture in Hubei Province China.  Under the terms of the agreement Amersin will return its interest in the joint venture to Benda Science and Technology Company in exchange for $220,000 to be paid within six months and the return of 1.6 million shares of Amersin common stock to treasury.  Additional details may be found on Form 8-K filed with the Securities and Exchange Commission this date.

"Safe Harbor” Statement:

This news release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the forward-looking statements contained herein. Detailed information about many risk factors are set forth in Amersin’s periodic filings with the Securities and Exchange Commission including, but not limited to, those risks and uncertainties listed in the sections entitled "Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis” in Amersin’s most recent Quarterly Report on Form 10-QSB. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or the Amersin web site at http://www.amersin.com. Amersin is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For more information contact:

Corporate Communications

Amersin Life Sciences Corporation

Howard Milne: 604-881-2899 ext 220

Fax: 604-881-2892

E-Mail: Howard @ amersin.com